Exhibit 99.1

Bay Area News Group Selects APAC Customer Services to Provide Customer Care Solutions

DEERFIELD, Ill.--(BUSINESS WIRE)--APAC Customer Services, Inc. (NASDAQ: APAC), a leading provider of customer care services and solutions, today announced that several MediaNews Group newspapers have chosen APAC as the outsourcing partner to support its dynamic and varied subscriber bases.

Under the multi-year contract, APAC will provide the Bay Area News Group, a division of MediaNews Group, with a comprehensive suite of publishing customer care services and back-office processing, including subscriber retention, customer service, subscription paper delivery, billing inquiries and newspaper courier services.

“We are committed to providing our subscribers with the ultimate in care and service,” said Mac Tully, Vice President of Bay Area News Group. “This commitment demands an experienced, skilled customer care partner. With more than 75 newspaper clients currently on its roster, APAC is that partner.”

“APAC’s publishing services offer our clients the opportunity to enhance customer service and improve operational efficiency,” said APAC CEO Mike Marrow. “We’re excited to help the Bay Area New Group drive its service excellence.”

The Bay Area News Group is part of MediaNews Group, which is one of the largest newspaper companies in the U.S., with 57 daily newspapers in 12 states situated throughout California, the Rocky Mountain region and the Northeast. The new partnership will begin by encompassing three daily papers, the San Jose Mercury News, Contra Costa Times and Oakland Tribune.

About APAC Customer Services, Inc.

APAC Customer Services, Inc. (Nasdaq: APAC) is a leading provider of customer care services and solutions for market leaders in healthcare, financial services, business services, publishing, communications and travel and entertainment industries. APAC partners with its clients to deliver custom solutions that enhance bottom line performance. For more information, call 1-800-OUTSOURCE. APAC's comprehensive web site is at http://www.apaccustomerservices.com.

APAC-G

© 2008 APAC Customer Services, Inc.

CONTACT:
APAC Customer Services, Inc.
George H. Hepburn III, CFO, 847-374-4995
GHHepburn@apacmail.com
or
Investor Relations:
Lippert/Heilshorn & Associates
Jody Burfening/Harriet Fried, 212-838-3777
HFried@lhai.com